Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

HONEYWELL INTERNATIONAL INC.

and

RESIDEO TECHNOLOGIES, INC.

Dated as of [                ], 2018

i

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Schedules:

Schedule I	-	Plan of Reorganization
Schedule II	-	Honeywell Retained Assets
Schedule III	-	Honeywell Retained Liabilities
Schedule IV	-	SpinCo Equity Interests
Schedule V	-	SpinCo Assets
Schedule VI	-	SpinCo Copyrights
Schedule VII	-	SpinCo Domain Names
Schedule VIII	-	SpinCo IDs
Schedule IX	-	SpinCo Trademarks
Schedule X	-	SpinCo Liabilities
Schedule XI	-	SpinCo Real Property
Schedule XII	-	Transferred Sites
Schedule XIII	-	Shared Contracts
Schedule XIV	-	SpinCo Accounts
Schedule XV	-	Honeywell Accounts
Schedule XVI	-	Cash Adjustment
Schedule XVII	-	Real Estate Separation Documents
Schedule XVIII	-	Surviving Intercompany Agreements and Intercompany Accounts
Schedule XIX	-	Surviving Honeywell Credit Support Instruments
Schedule XX	-	Surviving SpinCo Credit Support Instruments
Schedule XXI	-	Mixed Actions
Schedule XXII	-	SpinCo-Managed Actions
Schedule XXIII	-	Honeywell-Managed Actions
Schedule XXIV	-	Jointly Managed Actions
Schedule XXV	-	Treatment of Expected Surviving Guarantees
Schedule XXVI	-	Forgiven Intercompany Balances

iii

SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [                    ], 2018, by and between HONEYWELL INTERNATIONAL INC., a Delaware corporation (“Honeywell”), and RESIDEO TECHNOLOGIES, INC., a Delaware corporation (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS the board of directors of Honeywell has determined that it is in the best interests of Honeywell and its shareholders to create a new publicly traded company that will operate the SpinCo Business;

WHEREAS in furtherance of the foregoing, the board of directors of Honeywell has determined that it is appropriate and desirable to effect the transactions constituting the Reorganization, to transfer certain assets and liabilities to SpinCo, a wholly owned Subsidiary of Honeywell, on the terms and subject to the conditions of this Agreement and subsequently to distribute Honeywell’s entire interest in SpinCo, by way of a dividend of stock to be made to holders of Honeywell Common Stock;

WHEREAS in furtherance of the foregoing, it is appropriate and desirable to effect the Spin-Off, as more fully described in this Agreement;

WHEREAS SpinCo has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Spin-Off;

WHEREAS Honeywell and SpinCo have prepared, and SpinCo has filed with the Commission, the Form 10, which includes the Information Statement and sets forth appropriate disclosure concerning SpinCo and the Distribution;

WHEREAS Honeywell and SpinCo intend that certain steps of the Plan of Reorganization and the Distribution each qualify for its Intended Tax Treatment and for this Agreement to constitute a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations and a plan of liquidation within the meaning of Section 332 of the Code, as relevant ; and

WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Spin-Off and certain other agreements that will govern certain matters relating to the Spin-Off and the relationship of Honeywell, SpinCo and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.

“Adversarial Action” means (i) an Action by a member of the Honeywell Group, on the one hand, against a member of the SpinCo Group, on the other hand, or (ii) an Action by a member of the SpinCo Group, on the one hand, against a member of the Honeywell Group, on the other hand.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by Contract or otherwise; provided, however, that (i) SpinCo and the other members of the SpinCo Group shall not be considered Affiliates of Honeywell or any of the other members of the Honeywell Group and (ii) Honeywell and the other members of the Honeywell Group shall not be considered Affiliates of SpinCo or any of the other members of the SpinCo Group.

“Agent” means the distribution agent appointed by Honeywell to distribute to the Record Holders, pursuant to the Distribution, the shares of SpinCo Common Stock held by Honeywell.

“Agreement” means this Separation and Distribution Agreement, including the Schedules hereto.

“Ancillary Agreements” means the Tax Matters Agreement, the Employee Matters Agreement, the Patent License Agreement, the Data Transfer Agreement, the Trademark License Agreement, the Intellectual Property License Agreement, the Transition Agreements, the Indemnification Agreement and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement.

“Assets” means all assets, properties and rights of every kind and nature (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including buildings, land, structures, improvements and fixtures thereon, and all easements and rights-of-way appurtenant thereto, and all leasehold interests, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and all rights as a partner, joint venturer or participant;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts and all rights arising thereunder;

(g) all deposits, letters of credit, performance bonds and other surety bonds;

(h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(i) all Intellectual Property Rights;

(j) all Contracts pursuant to which any license, option or similar right relating to Intellectual Property Rights has been granted or the use of Intellectual Property Rights is materially restricted (excluding, for the avoidance of doubt, Contracts terminated pursuant to the terms of this Agreement or any Ancillary Agreement);

(k) all websites, databases, content, text, graphics, images, audio, video, data and other copyrightable works or other works of authorship including all translations, adaptations, derivations and combinations thereof, in each case to the extent not included in clause (i) of this definition;

(l) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, subscriber, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents, in each case to the extent not included in clause (i) of this definition;

(m) all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(n) all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all Actions, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(o) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(p) all licenses (including radio and similar licenses), permits, consents, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(q) Cash, bank accounts, lock boxes and other deposit arrangements;

(r) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(s) all goodwill as a going concern and other intangible properties.

“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.

“Cash Management Arrangements” means all cash management arrangements pursuant to which Honeywell or its Subsidiaries automatically or manually sweep cash from, or automatically or manually transfer cash to, accounts of SpinCo or any member of the SpinCo Group.

“Commission” means the Securities and Exchange Commission.

“Consents” means any consents, waivers, authorizations, ratifications, permissions, exemptions, or approvals from, or notification requirements to, any Person other than a member of either Group.

“Contract” means any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“Copyrights” means copyrights, rights in works of authorship (including all translations, adaptations, derivations and combinations thereof), mask works, designs and database rights, including, in each case, any registrations and applications therefor.

“Credit Support Instruments” has the meaning set forth in Section 4.01(a).

“Data Transfer Agreement” means the Data Transfer Agreement dated as of the date of this Agreement by and between the Parties hereto.

“Domain Names” means Internet domain names, including top level domain names and global top level domain names, URLs, social media identifiers, handles and tags.

“D&O Policies” has the meaning set forth in Section 9.06.

“Debt Incurrence” has the meaning set forth in Schedule I.

“Determination” has the meaning set forth in the Tax Matters Agreement.

“Dispute” has the meaning set forth in Section 12.02.

“Distribution” means the distribution by Honeywell to the Record Holders, on a pro rata basis, of all of the outstanding shares of SpinCo Common Stock owned by Honeywell on the Distribution Date.

“Distribution Date” means the date, determined by Honeywell in accordance with Section 6.03, on which the Distribution occurs.

“Employee Matters Agreement” means the Employee Matters Agreement dated as of the date of this Agreement by and between Honeywell and SpinCo.

“Exchange” means the [                    ].

“Exchange Act” means the Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

“Expected Surviving Guarantees” has the meaning set forth in Schedule XXV.

“First Post-Distribution Report” has the meaning set forth in Section 12.11.

“Form 10” means the registration statement on Form 10 filed by SpinCo with the Commission to effect the registration of SpinCo Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Former Business” means any terminated, divested or discontinued businesses, operations or properties of either the Honeywell Group, the SpinCo Group, any of their respective members or any of their respective predecessors, in each case, prior to the Distribution.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents, registrations or permits to be obtained from, any Governmental Authority.

“Governmental Authority” means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means either the Honeywell Group or the SpinCo Group, as the context requires.

“Hazardous Materials” means (i) any natural or artificial substance (whether solid, liquid, gas or other form of matter, noise, microorganism or electromagnetic field) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos-containing materials, perfluoroalkyl substances, urea formaldehyde foam insulation, carcinogens, endocrine disrupters, lead-based paint, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, greenhouse gases and ozone-depleting substances and (ii) any other chemical, material, substance or waste that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any HSE Law.

“Honeywell” has the meaning set forth in the preamble.

“Honeywell Account” means any bank or brokerage account owned by Honeywell or any other member of the Honeywell Group, including the Honeywell Accounts listed or described on Schedule XV.

“Honeywell Assets” means (a) all Assets of the Honeywell Group (other than Intellectual Property Rights), (b) the Honeywell Retained Assets, (c) any Assets held by a member of the SpinCo Group that are determined by Honeywell, in good faith, to be primarily related to or used primarily in connection with the business or operations of the Honeywell Business (unless otherwise expressly provided in connection with this Agreement), (d) all interests in the capital stock of, or other equity interests in, the members of the Honeywell Group (other than Honeywell), (e) the rights related to the Honeywell Portion of any Shared Contract and (f) the Honeywell IP. Notwithstanding the foregoing, the Honeywell Assets shall not include the SpinCo Assets.

“Honeywell Business” means the businesses and operations as currently or formerly conducted (including business and operations not yet commercialized) by Honeywell and its predecessors and its Subsidiaries other than the SpinCo Business.

“Honeywell Common Stock” means the common stock, $1.00 par value per share, of Honeywell.

“Honeywell Credit Support Instruments” has the meaning set forth in Section 4.01(a).

“Honeywell Disclosure Sections” means all information set forth in or omitted from the Form 10 or Information Statement to the extent relating to (a) the Honeywell Group, (b) the Honeywell Liabilities, (c) the Honeywell Assets or (d) the substantive disclosure set forth in the Form 10 relating to Honeywell’s board of directors’ consideration of the Spin-Off, including the section entitled “Reasons for the Spin-Off.”

“Honeywell Group” means Honeywell and each of its Subsidiaries, including any Person that becomes a Subsidiary of Honeywell as a result of transactions that occur following the Distribution in accordance with the Plan of Reorganization, but excluding any member of the SpinCo Group.

“Honeywell HSE Liabilities” means any HSE Liability, whether occurring or arising prior to, on or after the Distribution Date, to the extent (a) resulting from or otherwise relating to (i) any compliance or noncompliance with any HSE Law in connection with the operation of the Honeywell Business or any Honeywell Asset, (ii) any Release of any Hazardous Material at, on, under, from or to any real property constituting a Honeywell Asset (including any exposure to, or further Release to any other location of, such Hazardous Material), (iii) any Release, offsite transportation, storage, disposal, treatment or recycling (or arrangement for such activities) of Hazardous Material in connection with the operation of the Honeywell Business (including any exposure to, or further Release to any other location of, such Hazardous Material) or (iv) any alleged personal or property exposure to Hazardous Materials (including, without limitation, those contained in any products currently or formerly manufactured, sold, distributed or marketed) in connection with the operation of the Honeywell Business or any Honeywell Asset or (b) otherwise resulting from or relating to the Honeywell Business or Honeywell Asset.

“Honeywell Indemnitees” has the meaning set forth in Section 7.02.

“Honeywell IP” means all Intellectual Property Rights owned by any member of the Honeywell Group or the SpinCo Group as of immediately prior to the Distribution, other than the SpinCo IP, including all rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse, or misappropriation.

“Honeywell Liabilities” means, without duplication, the following Liabilities:

(a) all Liabilities of the Honeywell Group;

(b) all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the Honeywell Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the Honeywell Business);

(ii) the operation or conduct of the Honeywell Business or any other business conducted by Honeywell or any other member of the Honeywell Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(iii) the Honeywell Assets;

(c) the Honeywell Retained Liabilities;

(d) all Honeywell HSE Liabilities;

(e) any obligations related to the Honeywell Portion of any Shared Contract;

(f) any Liabilities that are determined by Honeywell, in good faith prior to the Distribution, to be primarily related to the business or operations of the Honeywell Business (unless otherwise expressly provided in this Agreement); and

(g) all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the Honeywell Disclosure Sections.

Notwithstanding the foregoing, the Honeywell Liabilities shall not include the SpinCo Liabilities.

“Honeywell Policy Pre-Separation Insurance Claim” means any (a) claim made against the SpinCo Group or Honeywell Group and reported to the applicable insurer(s) prior to the Distribution Date in respect of an act or omission occurring prior to the Distribution Date that results in a Liability under a “claims-made-based” insurance policy of the Honeywell Group in effect prior to the Distribution Date or any extended reporting period thereof or (b) Action (whether made prior to, on or following the Distribution Date) in respect of a Liability occurring prior to the Distribution Date under an “occurrence-based” insurance policy of any member of the Honeywell Group in effect prior to the Distribution Date.

“Honeywell Portion” has the meaning set forth in Section 2.05(a).

“Honeywell Retained Assets” means the Assets to be retained by the Honeywell Group set forth on Schedule II.

“Honeywell Retained Liabilities” means the Liabilities to be retained by the Honeywell Group set forth on Schedule III.

“HSE Law” means any Law or Governmental Approvals, or any standard used by a Governmental Authority pursuant to any Law or Governmental Approvals, relating to (i) pollution, (ii) protection or restoration of the indoor or outdoor environment or natural resources, (iii) the transportation, treatment, storage or Release of, or exposure to, hazardous or toxic materials, (iv) the registration, manufacturing, sale, labeling or distribution of hazardous or toxic materials or products containing such materials (including the REACH Regulation and similar requirements), (v) process safety management or (vi) the protection of the public, worker health and safety or threatened or endangered species.

“HSE Liabilities” means all Liabilities relating to Hazardous Materials or relating to or arising under any applicable HSE Law or Governmental Approvals required or issued thereunder (including in either case any such Liability for corrective actions, removal, remediation or cleanup costs, investigation, monitoring or sampling obligations or costs, response costs, financial assurance obligations or costs, natural resources damages, medical and other costs related to personal injuries, property damage, costs, fines, penalties or other sanctions).

“Indemnification Agreement” means the Indemnification and Reimbursement Agreement dated as of the date of this Agreement by and among (i) Honeywell Asia Pacific Inc., a corporation organized under the Laws of the State of Delaware and (ii) Honeywell and the guarantee in respect of such Indemnification and Reimbursement Agreement entered into by each such party and the guarantor parties listed therein.

“Indemnifying Party” has the meaning set forth in Section 7.04(a).

“Indemnitee” has the meaning set forth in Section 7.04(a).

“Indemnity Payment” has the meaning set forth in Section 7.04(a).

“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, Contracts, instruments, surveys, analyses, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications (including those by or to attorneys (whether or not subject to the attorney-client privilege)), memos and other materials (including those prepared by attorneys or under their direction (whether or not constituting attorney work product)) and other technical, financial, employee or business information or data, documents, correspondence, materials and files, in each case excluding any Intellectual Property Rights therein.

“Information Statement” means the Information Statement sent to the holders of Honeywell Common Stock in connection with the Distribution, as such Information Statement may be amended from time to time.

“Insurance Proceeds” means those monies:

(a) received by an insured (or its successor-in-interest) from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), net of any costs or expenses incurred in the collection thereof and net of any Taxes resulting from the receipt thereof.

“Intellectual Property Rights” means any and all intellectual property rights existing anywhere in the world, whether registered or unregistered, including such rights in and to any and all (a) Patents, invention disclosures and inventions, (b) Trademarks, (c) Copyrights, (d) Domain Names, (e) Software and (f) Trade Secrets.

“Intended Tax Treatment” has the meaning set forth in the Tax Matters Agreement.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement dated as of the date of this Agreement by and between the Parties hereto.

“Intercompany Accounts” has the meaning set forth in Section 2.03(a).

“Intercompany Agreements” has the meaning set forth in Section 2.03(a).

“Intercompany Leases” means the real property leases by and between (i) a member of the Honeywell Group, as lessor, and a member of the SpinCo Group, as lessee, or (ii) a member of the SpinCo Group, as lessor, and a member of the Honeywell Group, as lessee, in each case, as set forth on Schedule XVII under the caption “Leases.”

“Intercompany Subleases” means the real property subleases (i) by and between a member of the Honeywell Group, as sublessor, and a member of the SpinCo Group, as sublessee, and (ii) by and between a member of the SpinCo Group, as sublessor, and a member of the Honeywell Group, as sublessee (if any), in each case as set forth on Schedule XVII under the caption “Subleases.”

“Intercompany Real Estate Licenses” means the real property licenses by and between a member of the Honeywell Group and a member of the SpinCo Group set forth on Schedule XVII under the caption “Real Estate Licenses.”

“IP Documentation” means all Intellectual Property Rights prosecution files, registration certificates, litigation files, and related opinions of counsel and correspondence relating thereto.

“Joint Actions” has the meaning set forth in Section 7.10(c).

“Key Role” has the meaning set forth in Section 10.02.

“Lab Services Agreements” means [                    ].

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Lease Assignments” means the assignments of real property leases and subleases by and between a member of the Honeywell Group, as assignor, and a member of the SpinCo Group, as assignee, in each case as set forth on Schedule XVII under the caption “Lease Assignments”.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, fines, penalties, obligations, prohibitions, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).

“Mixed Action” means (x) any Action identified on Schedule XXI or (y) any other Action in respect of which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement that involves both Honeywell Assets or Honeywell Liabilities, on the one hand, and SpinCo Assets or SpinCo Liabilities, on the other hand.

“Ongoing Relationship Agreements” means the ADI Supply Agreement by and between Honeywell and SpinCo, the Products Supply Agreement by and between Honeywell and SpinCo, the Manufacturing Supply Agreement by and between Honeywell and SpinCo, and the Lab Services Agreements, in each case, dated as of the date hereof.

“Party” means either party hereto, and “Parties” means both parties hereto.

“Patent License Agreement” means the Patent Cross-License Agreement dated as of the date of this Agreement by and between the Parties hereto.

“Patents” means patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, substitutions and extensions thereof), utility models, patent registrations and applications, including provisional applications and statutory invention registrations.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Plan of Reorganization” has the meaning set forth in Section 2.01(a).

“REACH Regulation” means Regulation (EC) No. 1907/2006 on the Registration, Evaluation, Authorisation and Restriction of Chemicals, including any implementing legislation or regulations, in each case as may be amended.

“Real Estate Separation Documents” means the Intercompany Leases, the Intercompany Subleases, the Intercompany Real Estate Licenses and the Lease Assignments.

“Record Date” means the close of business on the date determined by the Honeywell board of directors as the record date for determining the shares of Honeywell Common Stock in respect of which shares of SpinCo Common Stock will be distributed pursuant to the Distribution.

“Record Holders” has the meaning set forth in Section 6.01(b).

“Release” means any actual or threatened release, spill, emission, discharge, flow (whether through constructed or natural ditches, pipes, watercourses, overland flows or other means of conveyance), leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata); provided that, for the avoidance of doubt, mere vehicular transportation from an initial location to an offsite location, without more, shall not be deemed to constitute a Release from that initial location to the offsite location.

“Reorganization” means the transactions described in the Plan of Reorganization.

“Representative” has the meaning set forth in Section 8.09.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” means (a) the Reorganization and (b) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or in any Ancillary Agreement.

“Shared Contract” means any Contract of any member of either Group with a third party that relates in any material respect to both the SpinCo Business and the Honeywell Business, including those set forth on Schedule XIII.

“Software” means any and all (a) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) computerized databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, in each case, related to the items listed in the foregoing clause (a) and (d) all documentation including user manuals and other training documentation related to any of the items listed in the foregoing clause (a).

“Specified Liabilities” means Claims (as defined in the Indemnification Agreement).

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Account” means any bank and brokerage account owned by SpinCo or any other member of the SpinCo Group, including the SpinCo Accounts listed or described in Schedule XIV.

“SpinCo Assets” means, without duplication, the following Assets:

(a) all Assets held by the SpinCo Group (other than Intellectual Property Rights);

(b) all interests in the capital stock of, or other equity interests in, the members of the SpinCo Group (other than SpinCo) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule IV under the caption “Joint Ventures and Minority Investments”;

(c) all Assets (other than Intellectual Property Rights) reflected on the SpinCo Business Balance Sheet, and all Assets (other than Intellectual Property Rights) acquired after the date of the SpinCo Business Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the SpinCo Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the SpinCo Business Balance Sheet;

(d) the Assets listed or described on Schedule V;

(e) the rights related to the SpinCo Portion of any Shared Contract;

(f) the SpinCo Real Property;

(g) the SpinCo IP and any IP Documentation related exclusively thereto;

(h) all other Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the SpinCo Group; and

(i) all Assets (other than Intellectual Property Rights or IP Documentation) held by a member of the Honeywell Group that are determined by Honeywell, in good faith prior to the Distribution, to be primarily related to or used or held for use primarily in connection with the business or operations of the SpinCo Business (unless otherwise expressly provided in connection with this Agreement).

Notwithstanding the foregoing, the SpinCo Assets shall not include (i) any Honeywell Retained Assets or (ii) any Assets that are determined by Honeywell, in good faith prior to the Distribution, to arise primarily from the business or operations of the Honeywell Business (unless otherwise expressly provided in this Agreement).

“SpinCo Business” means the provision of products, solutions, and technologies that control residential energy efficiency, safety, and security, with a portfolio of connected devices and software, as well as wholesale distribution of security and low voltage products, in each case, as conducted by Honeywell and its Affiliates prior to the Distribution, including as described in the Information Statement; provided that the SpinCo Business shall not include any Former Business.

“SpinCo Business Balance Sheet” means the balance sheet of the SpinCo Business, including the notes thereto, as of [                    ], included in the Information Statement.

“SpinCo Common Stock” means the common stock, $0.001 par value per share, of SpinCo.

“SpinCo Copyrights” means (i) unregistered Copyrights that are owned by any member of the Honeywell Group or the SpinCo Group as of immediately prior to the Distribution and that are exclusively used in or related to the SpinCo Business and (ii) the registered or applied-for Copyrights identified on Schedule VI.

“SpinCo Credit Support Instruments” has the meaning set forth in Section 4.02(a).

“SpinCo Domain Names” means the Domain Names listed on Schedule VII.

“SpinCo Entities” means the entities, the equity, partnership, membership, limited liability, joint venture or similar interests of which are set forth on Schedule IV under the caption “Joint Ventures and Minority Investments.”

“SpinCo Group” means (a) SpinCo, (b) each Person that will be a Subsidiary of SpinCo immediately prior to the Distribution, including the entities set forth on Schedule IV under the caption “Subsidiaries”, (c) each Person set forth on Schedule IV under the caption “Other” and (d) each Person that becomes a Subsidiary of SpinCo after the Distribution, including in each case any Person that is merged or consolidated with or into SpinCo or any Subsidiary of SpinCo and any Person that becomes a Subsidiary of SpinCo as a result of transactions that occur following the Distribution in accordance with the Plan of Reorganization.

“SpinCo HSE Liabilities” means any HSE Liability, whether occurring or arising prior to, on or after the Distribution Date, (x) of the SpinCo Group or (y) to the extent (a) resulting from or otherwise relating to (i) any compliance or noncompliance with any HSE Law in connection with the operation of the SpinCo Business or any SpinCo Real Property, (ii) any Release, transportation, storage, disposal, treatment or recycling (or arrangement for such activities) of any Hazardous Material at, on, under, from or to any SpinCo Real Properties (regardless of the source, or location of the impact, of such Release), including any exposure to, or further Release to any other location of, such Hazardous Material, (iii) any Release, transportation, storage, disposal, treatment or recycling (or arrangement for such activities) of Hazardous Material at any third-party location in connection with the operation of the SpinCo Business (including any exposure to, or further Release to any other location of, such Hazardous Material), (iv) any exposure to Hazardous Materials (including those contained in any products manufactured, sold, distributed or marketed) in connection with the SpinCo Business or any SpinCo Asset, (v) compliance with the requirements of any real property transfer law associated with the Distribution or (vi) the transferred sites listed on Schedule XII or (b) otherwise resulting from or relating to the SpinCo Business or any SpinCo Asset; provided, that, for the avoidance of doubt, any HSE Liability that is a Specified Liability, regardless of whether or not such HSE Liability resulted from, related to or was in connection with the SpinCo Business shall not constitute a SpinCo HSE Liability.

“SpinCo IDs” means the invention disclosures listed or described on Schedule VIII.

“SpinCo Indemnitees” has the meaning set forth in Section 7.03.

“SpinCo IP” means (a) the SpinCo Patents, (b) the SpinCo Copyrights, (c) the SpinCo Domain Names, (d) the SpinCo Trade Secrets, (e) the SpinCo Trademarks, (f) the SpinCo IDs and (g) all other Intellectual Property Rights owned by any member of the Honeywell Group or the SpinCo Group as of immediately prior to the Distribution that are exclusively used in or related to the SpinCo Business, and (h) including in each case of the foregoing (a)-(g), all rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse, or misappropriation.

“SpinCo Liabilities” means, without duplication, the following Liabilities:

(a) all Liabilities of the SpinCo Group and the SpinCo Entities;

(b) all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the SpinCo Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the SpinCo Business);

(ii) the operation or conduct of the SpinCo Business or any other business conducted by SpinCo or any other member of the SpinCo Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(iii) the SpinCo Assets;

(c) all Liabilities reflected as liabilities or obligations on the SpinCo Business Balance Sheet, and all Liabilities arising or assumed after the date of the SpinCo Business Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the SpinCo Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Business Balance Sheet;

(d) all SpinCo HSE Liabilities;

(e) the Liabilities listed or described on Schedule X;

(f) the obligations related to the SpinCo Portion of any Shared Contract;

(g) all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the SpinCo Group; and

(h) all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form 10 and any other documents filed with the Commission in connection with the Spin-Off or as contemplated by this Agreement, other than with respect to the Honeywell Disclosure Sections.

Notwithstanding the foregoing, the SpinCo Liabilities shall not include (i) any Honeywell Retained Liabilities or (ii) any Liabilities that are determined by Honeywell, in good faith prior to the Distribution, to be primarily related to the business or operations of the Honeywell Business (unless otherwise expressly provided in this Agreement).

“SpinCo Patents” means the Patents listed on Exhibit A to the Patent License Agreement.

“SpinCo Policy Pre-Separation Insurance Claim” means any (a) claim made against the SpinCo Group or Honeywell Group and reported to the applicable insurer(s) prior to the Distribution Date in respect of an act or omission occurring prior to the Distribution Date that results in a Liability under a “claims-made-based” insurance policy of the SpinCo Group in effect prior to the Distribution Date or any extended reporting period thereof or (b) Action (whether made prior to, on or following the Distribution Date) in respect of a Liability occurring prior to the Distribution Date under an “occurrence-based” insurance policy of any member of the SpinCo Group in effect prior to the Distribution Date.

“SpinCo Portion” has the meaning set forth in Section 2.05(a).

“SpinCo Real Property” means the real property and real property interests identified in Schedule XI, and any fixtures or appurtenances associated therewith.

“SpinCo Trade Secrets” means the Trade Secrets that are owned by any member of the Honeywell Group or SpinCo Group as of immediately prior to the Distribution and that are exclusively used in or related to the SpinCo Business.

“SpinCo Trademarks” means the Trademarks identified on Schedule IX.

“Spin-Off” means the Separation and the Distribution.

“Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surviving Honeywell Credit Support Instruments” has the meaning set forth in Section 4.01(a).

“Surviving SpinCo Credit Support Instruments” has the meaning set forth in Section 4.02(a).

“Tax Opinion Representations” has the meaning set forth in the Tax Matters Agreement.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the Honeywell Group or the SpinCo Group of any claim, or the commencement by any such Person of any Action, against any member of the Honeywell Group or the SpinCo Group.

“Third-Party Proceeds” has the meaning set forth in Section 7.04(a).

“Tax Matters Agreement” means the Tax Matters Agreement dated as of the date of this Agreement by and between Honeywell and SpinCo.

“Trade Secrets” means all (i) confidential or proprietary information and (ii) all other forms and types of financial, business, scientific, technical, economic or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, know-how, programs or codes, whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, to the extent that the owner thereof has taken reasonable measures to keep such information secret and the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, the public.

“Trademark License Agreement” means the Trademark License Agreement dated as of the date of this Agreement between Honeywell and SpinCo.

“Transition Agreements” means the TSA and the Transition Manufacturing Agreement, dated as of the date hereof, between Honeywell and Ademco Inc.

“TSA” means the Transition Services Agreement, dated as of the date hereof, between Honeywell and Ademco Inc.

“Trademarks” means trademarks, service marks, trade names, logos, slogans, trade dress or other source identifiers, including any registration or any application for registration therefor, together with all goodwill associated therewith.

ARTICLE II

THE SEPARATION

Section 2.01 Transfer of Assets and Assumption of Liabilities.

(a) In accordance with the plan and structure set forth on Schedule I (such plan and structure being referred to herein as the “Plan of Reorganization”) and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date of this Agreement, subject to Section 2.01(e), prior to the Distribution, the Parties shall, and shall cause their respective Group members to, execute such instruments of assignment or transfer and take such other corporate actions as are necessary to:

(i) transfer and convey to one or more members of the SpinCo Group all of the right, title and interest of the Honeywell Group in, to and under all SpinCo Assets not already owned by the SpinCo Group,

(ii) transfer and convey to one or more members of the Honeywell Group all of the right, title and interest of the SpinCo Group in, to and under all Honeywell Assets not already owned by the Honeywell Group,

(iii) cause one or more members of the SpinCo Group to assume all of the SpinCo Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Honeywell Group, and

(iv) cause one or more members of the Honeywell Group to assume all of the Honeywell Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the SpinCo Group, in each case of clauses (i) through (iv) in the manner contemplated by the Plan of Reorganization.

Notwithstanding anything to the contrary, neither Party shall be required to transfer any Information except as required by Article VIII or any insurance policies which are the subject of Article IX; provided, that any Information in respect of the Specified Liabilities shall be governed by the Indemnification Agreement.

(b) In the event that it is discovered after the Distribution that there was an omission of (i) the transfer or conveyance by SpinCo (or a member of the SpinCo Group) to, or the acceptance or assumption by, Honeywell (or a member of the Honeywell Group) of any Honeywell Asset or Honeywell Liability, as the case may be, (ii) the transfer or conveyance by Honeywell (or a member of the Honeywell Group) to, or the acceptance or assumption by, SpinCo (or a member of the SpinCo Group) of any SpinCo Asset or SpinCo Liability, as the case may be, or (iii) the transfer or conveyance by one Party (or any other member of its Group) to, or the acceptance or assumption by, the other Party (or any other member of its Group) of any Asset or Liability, as the case may be, that, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise been so transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement and the Ancillary Agreements the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability, as the case may be. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(b) shall be treated by the Parties for all purposes as if it had occurred prior to the Distribution, except as otherwise required by applicable Law or a Determination.

(c) In the event that it is discovered after the Distribution that there was a transfer or conveyance (i) by SpinCo (or a member of the SpinCo Group) to, or the acceptance or assumption by, Honeywell (or a member of the Honeywell Group) of any SpinCo Asset or SpinCo Liability, as the case may be, or (ii) by Honeywell (or a member of the Honeywell Group) to, or the acceptance or assumption by, SpinCo (or a member of the SpinCo Group) of any Honeywell Asset or Honeywell Liability, as the case may be, the Parties shall use reasonable best efforts to promptly transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law or a Determination.

(d) To the extent that any transfer or conveyance of any Asset (other than Shared Contracts, which are governed solely by Section 2.05; or the leasehold interests, subleasehold interests, license interests or other real property interests under the Real Estate Separation Documents, which are governed solely by Section 2.04); or acceptance or assumption of any Liability (other than Shared Contracts, which are governed solely by Section 2.05; or the leasehold interests, subleasehold interests, license interests or other real property interests under the Real Estate Separation Documents, which are governed solely by Section 2.04) required by this Agreement to be so transferred, conveyed, accepted or assumed shall not have been completed prior to the Distribution, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Distribution as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their respective terms (or the terms of any Contract relating to such Asset or Liability) or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain any necessary Governmental Approvals and other Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of the Distribution, the Party retaining such Asset or Liability (or the member of the Party’s Group retaining such Asset or Liability) shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party to which (or to the Group of which) such Asset should have been transferred or conveyed, or by whom (or by the Group of whom) such Liability should have been assumed or accepted, as the case may be, in order to place such Party or the member of its Group, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as and when contemplated by this Agreement, including in respect of possession, use, risk of loss, potential for gain and control over such Asset or Liability, as the case may be. As and when any such Asset or Liability becomes transferable or assumable, as the case may be, each Party shall, and shall cause the members of its Group to, use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law or a Determination.

(e) The Party retaining any Asset or Liability due to the deferral of the transfer and conveyance of such Asset or the deferral of the acceptance and assumption of such Liability pursuant to this Section 2.01 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.01, to expend any money or take any action that would require the expenditure of money unless and to the extent the Party or the member of the Party’s Group entitled to receive such Asset or intended to assume such Liability, as applicable, advances or agrees to reimburse it for the applicable expenditures.

(f) Without limiting any other provision hereof, in connection with the reorganization contemplated by Section 2.01(b), each of Honeywell and SpinCo will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Plan of Reorganization (whether prior to, at or after the Distribution). The Parties agree that the steps described in the Plan of Reorganization shall be effected in the order and manner prescribed in the Plan of Reorganization.

(g) In the event that Honeywell determines to seek novation with respect to any SpinCo Liability, SpinCo shall reasonably cooperate with, and shall cause the members of the SpinCo Group to reasonably cooperate with, Honeywell and the members of the Honeywell Group (including, where necessary, entering into appropriate instruments of assumption and, where necessary, SpinCo providing parent guarantees in support of the obligations of other members of the SpinCo Group) to cause such novation to be obtained, on terms reasonably acceptable to SpinCo, and to have Honeywell and the members of the Honeywell Group released from all liability to third parties arising after the date of such novation and in the event SpinCo determines to seek novation with respect to any Honeywell Liability, Honeywell shall reasonably cooperate with, and shall cause the members of the Honeywell Group to reasonably cooperate with, SpinCo and the members of the SpinCo Group (including, where necessary, entering into appropriate instruments of assumption and, where necessary, Honeywell providing parent guarantees in support of the obligations of other members of the Honeywell Group) to cause such novation to be obtained, on terms reasonably acceptable to Honeywell, and to have SpinCo and the members of the SpinCo Group released from all liability to third parties arising after the date of such novation; provided that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to cause such novation to be obtained (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable).

Section 2.02 Certain Matters Governed Exclusively by Ancillary Agreements. Each of Honeywell and SpinCo agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or any Ancillary Agreement, (a) the Tax Matters Agreement shall exclusively govern all matters relating to Taxes between such parties (except to the extent that tax matters relating to employee and employee benefits-related matters are addressed in the Employee Matters Agreement), (b) the Employee Matters Agreement shall exclusively govern the allocation of Assets and Liabilities related to employee and employee compensation and benefits-related matters, including the outstanding awards (equity- and cash-based) under existing equity plans with respect to employees and former employees of members of both the Honeywell Group and the SpinCo Group (except to the extent that employee compensation and benefits-related reimbursements are addressed in the TSA) (it being understood that any such Assets and Liabilities, as allocated pursuant to the Employee Matters Agreement, shall constitute SpinCo Assets, SpinCo Liabilities, Honeywell Assets or Honeywell Liabilities, as applicable, hereunder and shall be subject to Article VII hereof), (c) the Transition Agreements shall exclusively govern all matters relating to the provision of certain services and products identified therein to be provided by each Party to the other on a transitional basis following the Distribution, (d) the Ongoing Relationship Agreements shall exclusively govern all matters relating to the provision of certain services and products identified therein to be provided by each Party to the other following the Distribution in accordance with the terms thereof, and (e) the Indemnification Agreement shall exclusively govern all matters relating to indemnification by the SpinCo Group with respect to, management of Actions relating to and control of privileges and immunities in connection with or with respect to, the Specified Liabilities. Except as set forth in this Section 2.02, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement or Ongoing Relationship Agreement, the provisions of this Agreement shall control (unless the Ancillary Agreement or Ongoing Relationship Agreement explicitly provides otherwise).

Section 2.03 Termination of Agreements.

(a) Except as set forth in Section 2.03(b) or Section 2.03(c) or as otherwise provided by the Plan of Reorganization, in furtherance of the releases and other provisions of Section 7.01, effective as of the Distribution, SpinCo and each other member of the SpinCo Group, on the one hand, and Honeywell and each other member of the Honeywell Group, on the other hand, hereby terminate any and all Contracts, arrangements, commitments and understandings, oral or written between such parties and in existence as of the Distribution Date (“Intercompany Agreements”), including all intercompany accounts payable or accounts receivable in effect or accrued as of the Distribution Date (“Intercompany Accounts”). No such terminated Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b) The provisions of Section 2.03(a) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement, the Ancillary Agreements and the Ongoing Relationship Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement, any Ancillary Agreement or any Ongoing Relationship Agreement to be entered into by either Party or any other member of its Group); (ii) any Intercompany Agreements to which any third party is a party, including any Shared Contracts; (iii) any other Intercompany Agreements or Intercompany Accounts that this Agreement, any Ancillary Agreement or any Ongoing Relationship Agreement expressly contemplates will survive the Distribution Date; and those Intercompany Agreements and Intercompany Accounts set forth on Schedule XVIII.

(c) In connection with the termination of Intercompany Accounts described in Section 2.03(a), each of Honeywell and SpinCo shall cause each Intercompany Account between a member of the SpinCo Group, on the one hand, and a member of the Honeywell Group, on the other hand, outstanding as of the close of business on the business day immediately prior to the date of the Distribution to be settled on a net basis (whether via a dividend, a capital contribution, a combination of the foregoing or as otherwise agreed), in each case prior to the close of business on the date of the Distribution (except such Intercompany Accounts set forth on Schedule XVIII or any such intercompany payables or receivables arising pursuant to an Ancillary Agreement, an Ongoing Relationship Agreement or any other Intercompany Agreement that this Agreement, any Ancillary Agreement or Ongoing Relationship Agreement expressly contemplates will survive the Distribution Date, which shall instead be settled in accordance with the terms of Schedule XVIII, such Ancillary Agreement, such Ongoing Relationship Agreement or other Intercompany Agreement); provided that all intercompany balances set forth on Schedule XXVI shall be forgiven without any settlement or other action on the part of either of the Parties or the respective members of their respective Groups.

(d)

(i) Honeywell and SpinCo each agrees to take, or cause the respective members of their respective Groups to take, prior to the Distribution (or as promptly as reasonably practicable thereafter), all actions necessary to amend all contracts or agreements governing (x) the Honeywell Accounts so that such Honeywell Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any SpinCo Account, are de-linked from such SpinCo Accounts and (y) the SpinCo Accounts so that such SpinCo Accounts, if linked to any Honeywell Account, are de-linked from such Honeywell Accounts.

(ii) With respect to any outstanding checks issued by, or payments made by, Honeywell, SpinCo or any of their respective Subsidiaries prior to the Distribution, such outstanding checks shall be honored from and after the Distribution by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement, any Ancillary Agreement or any Ongoing Relationship Agreement.

(iii) As between Honeywell and SpinCo (and the members of their respective Groups), except to the extent prohibited by applicable Law or a Determination, all payments and reimbursements received after the Distribution by either Party (or a member of its Group) to which the other Party (or a member of its Group) is entitled under this Agreement, shall be held by such Party (or the applicable member of its Group) in trust for the use and benefit of the Person entitled thereto and, within 60 days of receipt by such Party (or the applicable member of its Group) of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party (or the applicable member of its Group), the amount of such payment or reimbursement without right of setoff.

(e) Each of Honeywell and SpinCo shall, and shall cause their respective Subsidiaries to, take all necessary actions to remove each of SpinCo and SpinCo’s Subsidiaries from all Cash Management Arrangements to which it is a party, in each case prior to the close of business on the business day immediately prior to the Distribution Date.

Section 2.04 Real Estate Separation Documents. Prior to the Distribution, the Parties shall, and shall cause their respective applicable Group members to, use reasonable best efforts to obtain and make any necessary Consents and enter into the Real Estate Separation Documents to make the Real Estate Separation Documents effective at or prior to the Distribution; provided, however, that nothing in this Agreement shall be deemed to require entering into any Real Estate Separation Document unless and until any necessary Consents are obtained or made, as applicable; provided further that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation or the relinquishment or forbearance of any rights) to any Person in order to obtain or make any such Consent (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees). In the event any such Consents have not been obtained prior to the Distribution, the Parties shall use reasonable best efforts to obtain or make such Consent as promptly as reasonably practicable following the Distribution and, upon receipt of such Consent, shall execute the applicable Real Estate Separation Document. If any Real Estate Separation Document is not effective prior to the Distribution, then the Parties shall, and shall cause their respective Group members to, cooperate in any reasonable and permissible arrangement to provide that, following the Distribution and until such time as the effectiveness of the applicable Real Estate Separation Document shall cease (or, with respect to any Lease Assignment, until the expiration or earlier termination of the real property lease subject to such Lease Assignment), a member of the SpinCo Group shall receive the interest in the benefits and obligations of SpinCo or the applicable member of the SpinCo Group under the proposed terms of such Real Estate Separation Document and a member of the Honeywell Group shall receive the interest in the benefits and obligations of Honeywell or the applicable member of the Honeywell Group under the proposed terms of such Real Estate Separation Document. In the event of a conflict between this Agreement and any Real Estate Separation Document, the applicable Real Estate Separation Document shall govern. To the extent any matter is not addressed in a Real Estate Separation Document, but is addressed in this Agreement, the terms of this Agreement shall control as to such matter.

Section 2.05 Shared Contracts.

(a) Except as set forth on Schedule XIII, the Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to such Shared

Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the SpinCo Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the SpinCo Business (the “SpinCo Portion”), which rights shall be a SpinCo Asset and which obligations shall be a SpinCo Liability, and (b) a member of the Honeywell Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the SpinCo Business (the “Honeywell Portion”), which rights shall be a Honeywell Asset and which obligations shall be a Honeywell Liability. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract prior to the Distribution as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group members to, cooperate in any reasonable and permissible arrangement to provide that, following the Distribution and until the earlier of one year after the Distribution Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract as contemplated by the previous sentence is effected, a member of the SpinCo Group shall receive the interest in the benefits and obligations of the SpinCo Portion under such Shared Contract and a member of the Honeywell Group shall receive the interest in the benefits and obligations of the Honeywell Portion under such Shared Contract.

(b) Nothing in this Section 2.05 shall require either Party or any member of their respective Groups to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable). For avoidance of doubt, reasonable out-of-pocket expenses, and recording or similar fees shall not include any purchase price, license fee or other payment or compensation for the procurement of any asset secured to replace an Asset in the course of a Party’s obligation under Section 2.05(a).

Section 2.06 Disclaimer of Representations and Warranties. Each of Honeywell (on behalf of itself and each other member of the Honeywell Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) understands and agrees that, except as expressly set forth in this Agreement, any Ancillary Agreement or the Tax Opinion Representations, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred or assumed hereby or thereby for the conduct and operations of the SpinCo Business or the Honeywell Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, any such Assets are being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of Laws or judgments are not complied with.

Section 2.07 Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo hereby waives compliance by each and every member of the Honeywell Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. Honeywell hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Honeywell Assets to any member of the Honeywell Group.

Section 2.08 Cash Adjustment. Each of Honeywell and SpinCo agrees to take the actions set forth on Schedule XVI.

ARTICLE III

RECORDATION OF INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT AGREEMENTS

Section 3.01 Recordation. Each Party, as an assignee of Intellectual Property Rights pursuant to this Agreement or the Plan of Reorganization, shall have the sole responsibility, at its sole cost and expense (including any expenses associated with obtaining any required notarizations, certifications or apostilles, or with any other local requirements), to prepare and file any applicable Intellectual Property Rights assignment agreements and any other forms or documents with the appropriate Governmental Authorities as required to record the transfer of any registrations or applications of Honeywell IP or SpinCo IP that is allocated under this Agreement or the Plan of Reorganization, as applicable, and the relevant assignor Party hereby consents to such recordation of any such documents, forms and agreements provided to it for approval.

ARTICLE IV

CREDIT SUPPORT

Section 4.01 Replacement of Honeywell Credit Support.

(a) SpinCo shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Distribution Date, the termination or replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support (“Credit Support Instruments”) provided by or through Honeywell or any other member of the Honeywell Group for the benefit of SpinCo or any other member of the SpinCo Group (“Honeywell Credit Support Instruments”), other than any of the Honeywell Credit Support Instruments set forth on Schedule XIX (the “Surviving Honeywell Credit Support Instruments”), with alternate arrangements that do not require any credit support from Honeywell or any other member of the Honeywell Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Honeywell Credit Support Instrument to the originating bank and such bank’s confirmation to Honeywell of cancelation thereof) indicating that Honeywell or such other member of the Honeywell Group will, effective upon the consummation of the Distribution, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to Honeywell.

(b) In furtherance of Section 4.01(a), to the extent required to obtain a removal or release from a Honeywell Credit Support Instrument, SpinCo or an appropriate member of the SpinCo Group shall execute an agreement substantially in the form of the existing Honeywell Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing Honeywell Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which SpinCo or the appropriate member of the SpinCo Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by SpinCo or the appropriate member of the SpinCo Group.

(c) If SpinCo is unable to obtain, or to cause to be obtained, all releases from Honeywell Credit Support Instruments pursuant to Section 4.01(a) and Section 4.01(b) on or prior to the Distribution, (i) without limiting SpinCo’s obligations under Article VII, SpinCo shall cause the relevant member of the SpinCo Group that has assumed the Liability with respect to such Credit Support Instrument to indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto in accordance with the provisions of Article VII and to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) with respect to such Credit Support Instruments that are in the form of a letter of credit or bank guarantee, SpinCo shall provide Honeywell with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to Honeywell, against losses arising from all such Credit Support Instruments, or if Honeywell agrees in writing, cash collateralize the full amount of any outstanding Credit Support Instrument with respect to which such release has not been obtained, (iii) except as set forth in Schedule XIX, with respect to such Credit Support Instrument, each of Honeywell and SpinCo, on behalf of themselves and the members of their respective Groups, agree, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Distribution, not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, sublease, license, Contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party and (iv) with respect to the Expected Surviving Guarantees, Honeywell and SpinCo shall take the actions set forth on Schedule XXV. The provisions of clauses (i), (ii) and (iii) of the foregoing sentence shall also apply to all Surviving Honeywell Credit Support Instruments.

Section 4.02 Replacement of SpinCo Credit Support.

(a) Honeywell shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Distribution Date, the termination or replacement of all Credit Support Instruments provided by or through SpinCo or any other member of the SpinCo Group for the benefit of Honeywell or any other member of the Honeywell Group (“SpinCo Credit Support Instruments”), other than any of the SpinCo Credit Support Instruments set forth on Schedule XX (the “Surviving SpinCo Credit Support Instruments”), with alternate arrangements that do not require any credit support from SpinCo or any other member of the SpinCo Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original SpinCo Credit Support Instrument to the originating bank and such bank’s confirmation to SpinCo of cancelation thereof) indicating that SpinCo or such other member of the SpinCo Group will, effective upon the consummation of the Distribution, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to SpinCo.

(b) In furtherance of Section 4.02(a), to the extent required to obtain a removal or release from a SpinCo Credit Support Instrument, Honeywell or an appropriate member of the Honeywell Group shall execute an agreement substantially in the form of the existing SpinCo Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing SpinCo Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which Honeywell or the appropriate member of the Honeywell Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by Honeywell or the appropriate member of the Honeywell Group.

(c) If Honeywell is unable to obtain, or to cause to be obtained, all releases from SpinCo Credit Support Instruments pursuant to Section 4.02(a) and Section 4.02(b) on or prior to the Distribution, (i) without limiting Honeywell’s obligations under Article VII, Honeywell shall cause the relevant member of the Honeywell Group that has assumed the Liability with respect to such Credit Support Instrument to indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto in accordance with the provisions of Article VII and to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) with respect to such Credit Support Instruments that are in the form of a letter of credit or bank guarantee, Honeywell shall provide SpinCo with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to SpinCo, against losses arising from all such Credit Support Instruments, or if SpinCo agrees in writing, cash collateralize the full amount of any outstanding Credit Support Instrument with respect to which such release has not been obtained and (iii) except as set forth in Schedule XV, with respect to such Credit Support Instrument, each of Honeywell and SpinCo, on behalf of themselves and the members of their respective Groups, agree, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Distribution, not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, sublease, license, Contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party. The provisions of clauses (i), (ii) and (iii) of the foregoing sentence shall also apply to all Surviving SpinCo Credit Support Instruments.

Section 4.03 Manner of Indemnification. Any claims for indemnification under this Article IV shall be made in the manner set forth in Section 7.05 and Section 7.06 and are subject to the provisions set forth in Section 7.07, Section 7.08 and Section 7.09.

ARTICLE V

ACTIONS PENDING THE DISTRIBUTION

Section 5.01 Actions Prior to the Distribution.

(a) Subject to the conditions specified in Section 5.02 and subject to Section 6.03, Honeywell and SpinCo shall use reasonable best efforts to consummate the Distribution. Such efforts shall include taking the actions specified in this Section 5.01.

(b) Prior to the Distribution, Honeywell shall mail notice of Internet availability of the Information Statement or the Information Statement to the Record Holders.

(c) SpinCo shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement, any of the Ancillary Agreements or any of the Ongoing Relationship Agreements.

(d) Honeywell and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e) SpinCo shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the SpinCo Common Stock to be distributed in the Distribution on the Exchange, subject to official notice of distribution.

(f) Prior to the Distribution, Honeywell, in its capacity as sole stockholder of SpinCo, shall have duly elected to the SpinCo board of directors the individuals listed as members of the SpinCo board of directors in the Information Statement, and such individuals shall be the members of the SpinCo board of directors effective as of immediately after the Distribution; provided, however, that to the extent required by any Law or requirement of the Exchange or any other national securities exchange, as applicable, one independent director shall be appointed by the existing board of directors of SpinCo prior to the date on which “when-issued” trading of the SpinCo Common Stock begins on the Exchange and begin his or her term prior to the Distribution and shall serve on SpinCo’s Audit Committee, Compensation Committee and Nominating and Governance Committee.

(g) Prior to the Distribution, Honeywell shall deliver or cause to be delivered to SpinCo resignations, effective as of immediately after the Distribution, of each individual who will be an employee of any member of the Honeywell Group after the Distribution and who is an officer or director of any member of the SpinCo Group immediately prior to the Distribution.

(h) Immediately prior to the Distribution, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of SpinCo, each in substantially the form filed as an exhibit to the Form 10, shall be in effect.

(i) Honeywell and SpinCo shall, subject to Section 6.03, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 5.02 to be satisfied and to effect the Distribution on the Distribution Date.

(j) Prior to the Distribution, SpinCo shall make capital and other expenditures and operate its cash management, accounts payable and receivables collection systems in the ordinary course of business consistent with prior practice except as required in connection with the transactions contemplated by this Agreement, the Ancillary Agreements and the Ongoing Relationship Agreements.

Section 5.02 Conditions Precedent to Consummation of the Distribution. Subject to Section 6.03, as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by Honeywell, of the following conditions:

(a) The board of directors of Honeywell shall have authorized and approved the Separation and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of SpinCo Common Stock to Honeywell shareholders.

(b) Each Ancillary Agreement and each Ongoing Relationship Agreement shall have been executed by each party to such agreement.

(c) The SpinCo Common Stock shall have been accepted for listing on the Exchange or another national securities exchange approved by Honeywell, subject to official notice of issuance.

(d) The Commission shall have declared effective the Form 10, no stop order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission.

(e) Honeywell shall have received the written opinion of each of Cleary Gottlieb Steen & Hamilton LLP and KPMG LLP, each of which shall remain in full force and effect, that, subject to the accuracy of and compliance with the relevant Tax Opinion Representations, the Distribution will qualify for its Intended Tax Treatment.

(f) The Reorganization shall have been completed in accordance with the Plan of Reorganization (other than those steps that are expressly contemplated to occur at or after the Distribution).

(g) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Honeywell shall have occurred or failed to occur that prevents the consummation of the Distribution.

(h) No other events or developments shall have occurred prior to the Distribution that, in the judgment of the board of directors of Honeywell, would result in the Distribution having a material adverse effect on Honeywell or the shareholders of Honeywell.

(i) The actions set forth in Section 5.01(b), (f), (g) and (h) shall have been completed.

The foregoing conditions are for the sole benefit of Honeywell and shall not give rise to or create any duty on the part of Honeywell or the Honeywell board of directors to waive or not waive such conditions or in any way limit the right of Honeywell to terminate this Agreement as set forth in Article XII or alter the consequences of any such termination from those specified in such Article. Any determination made by the Honeywell board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 5.02 shall be conclusive.

ARTICLE VI

THE DISTRIBUTION

Section 6.01 The Distribution.

(a) SpinCo shall cooperate with Honeywell to accomplish the Distribution and shall, at the direction of Honeywell, use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. Honeywell shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, distribution agent and financial, legal, accounting and other advisors for Honeywell. Honeywell or SpinCo, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any information required in order to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement, (i) after completion of the Reorganization and on or prior to the Distribution Date, for the benefit of and distribution to the holders of Honeywell Common Stock as of the Record Date (“Record Holders”), Honeywell will deliver to the Agent all of the issued and outstanding shares of SpinCo Common Stock then owned by Honeywell or any other member of the Honeywell Group and book-entry authorizations for such shares and (ii) on the Distribution Date, Honeywell shall instruct the Agent to distribute, by means of a pro rata dividend based on the aggregate number of shares of Honeywell Common Stock held by each applicable Record Holder, to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of SpinCo Common Stock to which such Record Holder is entitled based on a distribution ratio determined by Honeywell in its sole discretion. The Distribution shall be effective at 11:59 p.m. New York City time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder an account statement indicating the number of shares of SpinCo Common Stock that have been registered in book-entry form in the name of such Record Holder.

Section 6.02 Fractional Shares. Record Holders holding a number of shares of Honeywell Common Stock on the Record Date that would entitle such holders to receive less than one whole share (in addition to any whole shares) of SpinCo Common Stock in the Distribution will receive cash in lieu of such fractional share. Fractional shares of SpinCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent and Honeywell shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each Record Holder, (b) aggregate all fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (c) distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of SpinCo Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer through which such fractional shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of Honeywell or SpinCo. Neither Honeywell nor SpinCo will pay any interest on the proceeds from the sale of fractional shares.

Section 6.03 Sole Discretion of Honeywell. Honeywell shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, Honeywell may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE VII

MUTUAL RELEASES; INDEMNIFICATION

Section 7.01 Release of Pre-Distribution Claims.

(a) Except as provided in Section 7.01(c) or elsewhere in this Agreement, the Ancillary Agreements or the Ongoing Relationship Agreements, effective as of the Distribution, SpinCo does hereby, for itself and each other member of the SpinCo Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge Honeywell and the other members of the Honeywell Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the Honeywell Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all SpinCo Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off. This Section 7.01(a) shall not affect Honeywell’s indemnification obligations with respect to Liabilities arising on or before the Distribution Date under Article IX of its Amended and Restated Certificate of Incorporation, as in effect on the date on which the event or circumstances giving rise to such indemnification obligation occur.

(b) Except as provided in Section 7.01(c) or elsewhere in this Agreement, the Ancillary Agreements or the Ongoing Relationship Agreements, effective as of the Distribution, Honeywell does hereby, for itself and each other member of the Honeywell Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the Honeywell Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo, the other members of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Honeywell Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(c) Nothing contained in Section 7.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, any Ongoing Relationship Agreement, or any Intercompany Agreement or Intercompany Account that is specified in Section 2.03(b) not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 7.01(a) or (b) shall release:

(i) any Person from any Liability provided in or resulting from any Contract among any members of the Honeywell Group or the SpinCo Group that is specified in Section 2.03(b) as not to terminate as of the Distribution, or any other Liability specified in such Section 2.03(b) as not to terminate as of the Distribution;

(ii) any Person from any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, any Ancillary Agreement or any Ongoing Relationship Agreement;

(iii) any Person from any Liability provided in or resulting from any other Contract that is entered into after the Distribution between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;

(iv) any Person from any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or any Ongoing Relationship Agreement for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third Persons, which Liability shall be governed by the provisions of this Article VII or, if applicable, the appropriate provisions of the relevant Ancillary Agreement or Ongoing Relationship Agreement; or

(v) any Person from any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 7.01.

(d) SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Honeywell or any other member of the Honeywell Group, or any other Person released pursuant to Section 7.01(a), with respect to any Liabilities released pursuant to Section 7.01(a). Honeywell shall not make, and shall not permit any other member of the Honeywell Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 7.01(b), with respect to any Liabilities released pursuant to Section 7.01(b).

(e) It is the intent of each of Honeywell and SpinCo, by virtue of the provisions of this Section 7.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among SpinCo or any other member of the SpinCo Group, on the one hand, and Honeywell or any other member of the Honeywell Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as set forth in Section 7.01(c) or elsewhere in this Agreement or in any Ancillary Agreement or Ongoing Relationship Agreement. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 7.02 Indemnification by SpinCo. Subject to Section 7.04, SpinCo shall indemnify, defend and hold harmless Honeywell, each other member of the Honeywell Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Honeywell Indemnitees”), from and against any and all Liabilities of the Honeywell Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the SpinCo Liabilities, including the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liability in accordance with its terms;

(b) any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c) any breach by SpinCo of any of the representations and warranties made by SpinCo on behalf of itself and the members of the SpinCo Group in Section 12.01(c).

Section 7.03 Indemnification by Honeywell

Subject to Section 7.04, Honeywell shall indemnify, defend and hold harmless SpinCo, each other member of the SpinCo Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Honeywell Liabilities, including the failure of Honeywell or any other member of the Honeywell Group or any other Person to pay, perform or otherwise promptly discharge any Honeywell Liability in accordance with its terms;

(b) any breach by Honeywell or any other member of the Honeywell Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c) any breach by Honeywell of any of the representations and warranties made by Honeywell on behalf of itself and the members of the Honeywell Group in Section 12.01(c).

Section 7.04 Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds.

(a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability or (ii) other amounts recovered from any third party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Subject to Section 7.10, each member of the Honeywell Group and SpinCo Group shall use reasonable best efforts to seek to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article VII; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c) The calculation of any Indemnity Payments required by this Agreement shall be subject to Section 5.04 of the Tax Matters Agreement.

Section 7.05 Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement (including Article IV), such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 30 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and shall include, (i) the basis for, and nature of, such Third-Party Claim, including the facts constituting the basis for such Third-Party Claim, (ii) the estimated amount of Liabilities that have been or may be sustained by the Indemnitee in connection with such Third-Party Claim and (iii) copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim; provided, however, that any such notice need only specify such information to the knowledge of the Indemnitee as of the date of such notice and shall not limit or prejudice any of the rights or remedies of any Indemnitee on the basis of any limitations on the information included in such notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 7.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this Section 7.05(a).

(b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within thirty (30) calendar days after receipt of notice from an Indemnitee in accordance with Section 7.05(a) (or sooner, if the nature of such Third-Party Claim so requires), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (x) SpinCo shall not be entitled to control the defense of any Third-Party Claim in respect of a Mixed Action and (y) the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim to the extent such Third-Party Claim seeks criminal penalties or injunctive or other equitable relief (other than any such injunctive or other equitable relief that is solely incidental to the granting of money damages).

(c) If the Indemnifying Party elects not to assume the defense of a Third-Party Claim (or is not permitted to assume the defense of such Third-Party Claim) in accordance with this Agreement, or fails to notify an Indemnitee of its election as provided in Section 7.05(b), such Indemnitee may defend such Third-Party Claim. If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitees shall, subject to the terms of this Agreement, cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(d) If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnifying Party will not be liable for any additional legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, or the nature of such Third-Party Claim changes such that the Indemnifying Party would no longer be entitled to assume the defense of such Third-Party Claim pursuant to Section 7.05(b), the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. In the event, however, that such Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both such Indemnifying Party and the Indemnitee could reasonably be expected to present such counsel with a conflict of interest, then the Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the reasonable fees and expenses of such counsel.

(e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees; provided, however, that such Indemnitee(s) shall be required to consent to such entry of judgment or to such settlement that the Indemnifying Party may recommend if the judgment or settlement (i) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) involves only monetary relief which the Indemnifying Party has agreed to pay and (iii) includes a full and unconditional release of the Indemnitee. Notwithstanding the foregoing, in no event shall an Indemnitee be required to consent to any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(f) Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.06 Additional Matters.

(a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Any failure by an Indemnitee to give notice shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure. Such Indemnifying Party shall have a period of 60 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 60-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 60-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 7.07 Remedies Cumulative. The remedies provided in this Article VII shall be cumulative and, subject to the provisions of Article XI, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 7.08 Survival of Indemnities. The rights and obligations of each of Honeywell and SpinCo and their respective Indemnitees under this Article VII shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

Section 7.09 Limitation on Liability. Except as may expressly be set forth in this Agreement, any Ancillary Agreement or any Ongoing Relationship Agreement, none of Honeywell, SpinCo or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other Honeywell Indemnitee or SpinCo Indemnitee, as applicable, under this Agreement for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 7.09 shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Honeywell Group or the SpinCo Group for any indirect, special, punitive or consequential damages. Notwithstanding the foregoing, nothing in this Section 7.09 shall limit the Liability of Honeywell, SpinCo or any other member of either Group to the other or to any other member of the other’s Group, or to any other Honeywell Indemnitee or SpinCo Indemnitee, as applicable, with respect to breaches of Section 8.01, Section 8.04, Section 8.05, Section 8.07 or Section 8.09.

Section 7.10 Management of Existing Actions. This Section 7.10 shall govern the management and direction of pending Actions in which members of the Honeywell Group or the SpinCo Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless otherwise expressly set forth in this Section 7.10.

(a) From and after the Distribution, the SpinCo Group shall direct the defense or prosecution of any Actions set forth on Schedule XXII.

(b) From and after the Distribution, the Honeywell Group shall direct the defense or prosecution of any Actions set forth on Schedule XXIII.

(c) From and after the Distribution, the Parties shall separately but cooperatively manage (whether as co-defendants or co-plaintiffs) any Actions set forth in Schedule XXIV (“Joint Actions”). The Parties shall reasonably cooperate and consult with each other, and to the extent permissible and necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to any Joint Action. Notwithstanding anything to the contrary herein, and except as set forth in Schedule XXIV, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Joint Action; provided that the Parties shall bear their own discovery costs and shall share equally joint litigation costs. In any Joint Action, each of Honeywell and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Honeywell Business or the SpinCo Business, respectively; provided that each Party shall in good faith make reasonable best efforts to avoid adverse effects on the other Party.

(d) To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

(e) No Party managing an Action pursuant to Section 7.10 shall consent to entry of any judgment or enter into any settlement of any such Action without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against the other Party’s Group.

ARTICLE VIII

ACCESS TO INFORMATION; PRIVILEGE; CONFIDENTIALITY

Section 8.01 Agreement for Exchange of Information; Archives

(a) Except in the case of an Adversarial Action or threatened Adversarial Action, and subject to Section 8.01(b), each of Honeywell and SpinCo, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, at any time after the Distribution, as soon as reasonably practicable after written request therefor, (i) any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such respective Group, which Honeywell or SpinCo, or any member of its respective Group, as applicable, reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on Honeywell or SpinCo, or any member of its respective Group, as applicable (including under applicable securities Laws), by any national securities exchange or any Governmental Authority having jurisdiction over Honeywell or SpinCo, or any member of its respective Group, as applicable, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (C) to comply with its obligations under this Agreement (other than with respect to those obligations in Section 2.01(a)), any Ancillary Agreement or any Ongoing Relationship Agreement and (ii) all tangible embodiments of any Intellectual Property Rights that are assigned or licensed to such other Party under this Agreement or any Ancillary Agreement, and all Information related thereto, including Software source code and object code in a form reasonably acceptable to the other Party; in each case, that, as of immediately following the Distribution, are in existence and in the reasonable possession or control of the assigning or licensing Party or one of its Group members, as applicable, and except to the extent already in the possession of the receiving Party or one of its Group members. The receiving Party shall use any Information received pursuant to this Section 8.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (A), (B) or (C) of the immediately preceding sentence.

(b) In the event that either Honeywell or SpinCo determines that the disclosure of any Information or other materials pursuant to Section 8.01(a) could be commercially detrimental, violate any Law or Contract or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such Information or other materials to the other Party; provided, however, that both Honeywell and SpinCo shall take all commercially reasonable measures to permit compliance with Section 8.01(a) in a manner that avoids any such harm or consequence. Both Honeywell and SpinCo intend that any provision of access to or the furnishing of Information or other materials pursuant to this Section 8.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c) Each of SpinCo and Honeywell agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege or protection attaching to any privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups prior to the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed).

(d) Honeywell and SpinCo each agrees that it will only process personal data provided to it by the other Group in accordance with the Data Transfer Agreement.

Section 8.02 Ownership of Information. Any Information or other materials owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information or other materials.

Section 8.03 Compensation for Providing Information. Honeywell and SpinCo shall reimburse each other for the reasonable costs, if any, in complying with a request for Information pursuant to this Article VIII. Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with SpinCo’s or Honeywell’s, as applicable, standard methodology and procedures, but shall not include any mark-up above actual costs.

Section 8.04 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VIII and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements in accordance with its respective record retention policies or such longer period as required by Law, this Agreement or the Ancillary Agreements. Each of Honeywell and SpinCo shall use their reasonable best efforts to maintain and continue their respective Group’s compliance with all “litigation holds” applicable to any Information in its possession for the pendency of the applicable matter.

Section 8.05 Accounting Information. Without limiting the generality of Section 8.01 but subject to Section 8.01(b):

(a) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law for Honeywell to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the SpinCo Group were consolidated with those of Honeywell), SpinCo shall use its reasonable best efforts to enable Honeywell to meet its timetable for dissemination of its financial statements and to enable Honeywell’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) SpinCo shall authorize and direct its auditors to make available to Honeywell’s auditors, within a reasonable time prior to the date of Honeywell’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of SpinCo and (y) work papers related to such annual audits and quarterly reviews, to enable Honeywell’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of SpinCo’s auditors as it relates to Honeywell’s auditors’ opinion or report and (ii) until all governmental audits are complete, SpinCo shall provide reasonable access during normal business hours for Honeywell’s internal auditors, counsel and other designated representatives to (x) the premises of SpinCo and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of SpinCo and its Subsidiaries and (y) the officers and employees of SpinCo and its Subsidiaries, so that Honeywell may conduct reasonable audits relating to the financial statements provided by SpinCo and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the SpinCo Group.

(b) Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), Honeywell shall use its reasonable best efforts to enable SpinCo to meet its timetable for dissemination of its financial statements and to enable SpinCo’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Honeywell shall authorize and direct its auditors to make available to SpinCo’s auditors, within a reasonable time prior to the date of SpinCo’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Honeywell and (y) work papers related to such annual audits and quarterly reviews, to enable SpinCo’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Honeywell’s auditors as it relates to SpinCo’s auditors’ opinion or report and (ii) until all governmental audits are complete, Honeywell shall provide reasonable access during normal business hours for SpinCo’s internal auditors, counsel and other designated representatives to (x) the premises of Honeywell and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Honeywell and its Subsidiaries and (y) the officers and employees of Honeywell and its Subsidiaries, so that SpinCo may conduct reasonable audits relating to the financial statements provided by Honeywell and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Honeywell Group.

(c) In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of Honeywell to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, SpinCo shall, within a reasonable period of time following a request from Honeywell in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Honeywell with certifications of such officers in support of the certifications of Honeywell’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to Honeywell’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and Honeywell’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as such SpinCo officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Spin-Off or any other transactions related thereto) or as otherwise agreed upon between Honeywell and SpinCo.

Section 8.06 Limitations of Liability.

(a) Each of Honeywell (on behalf of itself and each other member of the Honeywell Group) and SpinCo (on behalf of itself and each other member of the SpinCo Group) understands and agrees that neither Party is representing or warranting in any way as to the accuracy or sufficiency of any Information exchanged or disclosed under this Agreement.

(b) Neither Honeywell nor SpinCo shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of wilful misconduct by the providing Person. Neither Honeywell nor SpinCo shall have any Liability to the other Party if any Information is destroyed after reasonable best efforts by SpinCo or Honeywell, as applicable, to comply with the provisions of Section 8.04.

Section 8.07 Production of Witnesses; Records; Cooperation.

(a) Without limiting any of the rights or obligations of the Parties pursuant to Section 8.01 or Section 8.04, after the Distribution Date, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, each of Honeywell and SpinCo shall use their reasonable best efforts to make available, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise) and (ii) any books, records or other documents within its control or that it otherwise has the ability to make available, in each case, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action, Commission comment or review or threatened or contemplated Action, Commission comment or review (including preparation for any such Action, Commission comment or review) in which either Honeywell or SpinCo or any Person or Persons in its Group, as applicable, may from time to time be involved, regardless of whether such Action, Commission comment or review or threatened or contemplated Action, Commission comment or review is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) Without limiting the foregoing, Honeywell and SpinCo shall use their reasonable best efforts to cooperate and consult with each other to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions (including in connection with preparation for any such Action), other than an Adversarial Action or threatened or contemplated Adversarial Action.

(c) The obligation of Honeywell and SpinCo, pursuant to this Section 8.07, to use their reasonable best efforts to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict. Without limiting the foregoing, each of Honeywell and SpinCo agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any employee of its Group based on such employee’s provision of assistance or information to each other pursuant to this Section 8.07.

Section 8.08 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of each of the members of the Honeywell Group and the SpinCo Group, and that each of the members of the Honeywell Group and the SpinCo Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution, which services will be rendered solely for the benefit of the Honeywell Group or the SpinCo Group, as the case may be.

(b) The Parties agree as follows:

(i) Honeywell shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the Honeywell Business and not to the SpinCo Business, whether or not the privileged Information is in the possession or under the control of any member of the Honeywell Group or any member of the SpinCo Group. Honeywell shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any Honeywell Assets or Honeywell Liabilities and not any SpinCo Assets or SpinCo Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Honeywell Group or any member of the SpinCo Group;

(ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the SpinCo Business and not to the Honeywell Business,

whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Honeywell Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any SpinCo Assets or SpinCo Liabilities and not any Honeywell Assets or Honeywell Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the Honeywell Group; and

(iii) If the Parties do not agree as to whether certain information is privileged Information, then such Information shall be treated as privileged Information, and the Party that believes that such information is privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not privileged Information or unless the Parties otherwise agree.

(c) Subject to the remaining provisions of this Section 8.08, the Parties agree that Honeywell shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities not allocated pursuant to Section 8.08(b) in connection with any Actions or threatened or contemplated Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement. Honeywell agrees, on behalf of itself and each member of the Honeywell Group, not to intentionally disclose or otherwise intentionally waive any such privilege or protection without consulting SpinCo. Upon the reasonable request of Honeywell or SpinCo, in connection with any Action or threatened or contemplated Action contemplated by this Article VIII, other than any Adversarial Action or threatened or contemplated Adversarial Action, Honeywell and SpinCo will enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

(d) If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group and (iii) not unreasonably withhold, delay or condition consent to any request for waiver by the other Party.

(e) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the privileged Information and to assert any rights it or they may have, under this Section 8.08 or otherwise, to prevent the production or disclosure of such privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the privileged Information and to assert its rights, under this Section 8.08 or otherwise, to prevent the production or disclosure of such privileged Information.

(f) The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of Section 8.09 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such privileged Information and (ii) the Party receiving such privileged Information shall promptly return such privileged Information to the Party who has the right to assert the privilege or immunity.

Section 8.09 Confidential Information.

(a) Each of Honeywell and SpinCo, on behalf of itself and each Person in its respective Group, shall hold, and cause its respective directors, officers, employees, agents, accountants, subcontractors, counsel and other advisors and representatives (each, a “Representative”) to hold, in strict confidence, not release or disclose and protect with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all proprietary or confidential Information concerning the other Group or its business (other than such Information that also relates to any business of such first Party or its Group) that is either in its possession (including such Information in its possession prior to the Distribution) or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the Honeywell Group or the SpinCo Group, as applicable, or any of its respective Representatives, (ii) later lawfully acquired from other sources by any of Honeywell, SpinCo or its respective Group, Representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of Honeywell, SpinCo or Persons in its respective Group, as applicable, (iii) independently generated after the date hereof without reference to any proprietary or confidential Information of the Honeywell Group or the SpinCo Group, as applicable, or (iv) required to be disclosed by Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable and legally permissible, prior notice of such disclosure and an opportunity to contest such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of Honeywell and SpinCo may release or disclose, or permit to be released or disclosed, any such proprietary or confidential Information exclusively concerning the other Group (x) to their respective Representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information), and (y) to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions; provided, however, that, with respect to clause (x) hereof, (i) such Representatives shall keep such Information confidential and will not disclose such Information to any other Person, (ii) such Representatives shall not use such non-public information in a manner that is detrimental to the interests of the Party whose Information is being disclosed and (iii) each Party agrees that it is responsible to the other Party for any action or failure to act that would constitute a breach or violation of this Section 8.09(a) by any such Representative; and, with respect to clause (y) hereof, the Party whose Information is being disclosed or released to such rating organization is promptly notified thereof.

(b) Without limiting the foregoing, when any proprietary or confidential Information exclusively concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement, any Ancillary Agreement or any Ongoing Relationship Agreement, each of Honeywell and SpinCo will, promptly after the request of the other Party, either return all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information, other than, in each case, any such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel.

ARTICLE IX

INSURANCE

Section 9.01 Maintenance of Insurance. Until the Distribution Date, Honeywell shall (i) cause the members of the SpinCo Group and their respective employees, officers and directors to continue to be covered as insured parties under Honeywell’s policies of insurance in a manner which is no less favorable than the coverage provided for the Honeywell Group and (ii) permit the members of the SpinCo Group and their respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred prior to the Distribution Date to the extent permitted under such policies. With respect to policies currently procured by SpinCo for the sole benefit of the SpinCo Group, SpinCo shall continue to maintain such insurance coverage through the Distribution Date in a manner no less favorable than currently provided. Except as otherwise expressly permitted in this Article IX, Honeywell and SpinCo acknowledge that, as of immediately prior to the Distribution Date, Honeywell intends to take such action as it may deem necessary or desirable to remove the members of the SpinCo Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the Honeywell Group by any insurance carrier effective immediately prior to the Distribution Date. Subject to Section 9.02, the SpinCo Group will not be entitled, on or following the Distribution Date, absent mutual agreement otherwise, to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring on or after the Distribution Date or to the extent any claims are made pursuant to any Honeywell claims-made policies on or after the Distribution Date. No member of the Honeywell Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy. Notwithstanding the foregoing, Honeywell shall, and shall cause the other members of the Honeywell Group to, use reasonable best efforts to take such actions as are necessary to cause all insurance policies of the Honeywell Group that immediately prior to the Distribution provide coverage to or with respect to the members of the SpinCo Group and their respective employees, officers and directors to continue to provide such coverage with respect to acts, omissions or events occurring prior to the Distribution in accordance with their terms as if the Distribution had not occurred; provided, however, that in no event shall Honeywell be required to extend or maintain coverage under claims-made policies with respect to any claims first made against a member of the SpinCo Group or first reported to the insurer on or after the Distribution.

Section 9.02 Claims Under Honeywell Insurance Policies.

(a) On and after the Distribution Date, the members of each of the Honeywell Group and the SpinCo Group shall have the right to assert Honeywell Policy Pre-Separation Insurance Claims and the members of the SpinCo Group shall have the right to participate with Honeywell to resolve Honeywell Policy Pre-Separation Insurance Claims under the applicable Honeywell insurance policies up to the full extent of the applicable and available limits of liability of such policy. Honeywell shall have primary control over those Honeywell Policy Pre-Separation Insurance Claims for which the Honeywell Group or the SpinCo Group, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control. If a member of the SpinCo Group is unable to assert a Honeywell Policy Pre-Separation Insurance Claim because it is no longer an “insured” under a Honeywell insurance policy, then Honeywell shall, to the extent permitted by applicable Law and the terms of such insurance policy, assert such claim in its own name and deliver the Insurance Proceeds to SpinCo.

(b) With respect to Honeywell Policy Pre-Separation Insurance Claims, whether or not known or reported on or prior to the Distribution Date, SpinCo shall, or shall cause the applicable member of the SpinCo Group to, report such claims arising from the SpinCo Business as soon as practicable to each of Honeywell and the applicable insurer(s), and SpinCo shall, or shall cause the applicable member of SpinCo Group to, individually, and not jointly, assume and be responsible (including, upon the request of Honeywell, by reimbursement to Honeywell for amounts paid or payable by it) for the reimbursement liability (including any deductible, coinsurance or retention payment) related to its portion of the liability, unless otherwise agreed in writing by Honeywell. Each of Honeywell and SpinCo shall, and shall cause each member of the Honeywell Group and SpinCo Group, respectively, to, cooperate and assist the applicable member of the SpinCo Group and the Honeywell Group, as applicable, with respect to such claims. The applicable member of the SpinCo Group shall provide to Honeywell any collateral (or a letter of credit in an amount equal to the value of such collateral) in respect of the reimbursement obligations as may reasonably be requested by the insurers and, upon the request of Honeywell, any other collateral required by the insurers in respect of insurance policies under which Honeywell Policy Pre-Separation Insurance Claims may be recoverable based upon Honeywell’s reasonable estimate of the proportion of the requested collateral attributable to claims that may be made by the SpinCo Group. Honeywell agrees that Honeywell Policy Pre-Separation Insurance Claims of members of the SpinCo Group shall receive the same priority as Honeywell Policy Pre-Separation Insurance Claims of members of the Honeywell Group and be treated equitably in all respects, including in connection with deductibles, retentions and coinsurance.

Section 9.03 Claims Under SpinCo Insurance Policies.

(a) On and after the Distribution Date, the members of each of the SpinCo Group and the Honeywell Group shall have the right to assert SpinCo Policy Pre-Separation Insurance Claims and the members of the Honeywell Group shall have the right to participate with SpinCo to resolve SpinCo Policy Pre-Separation Insurance Claims under the applicable SpinCo insurance policies up to the full extent of the applicable and available limits of liability of such policy. SpinCo or Honeywell, as the case may be, shall have primary control over those SpinCo Policy Pre-Separation Insurance Claims for which the SpinCo Group or the Honeywell Group, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control. If a member of the Honeywell Group is unable to assert a SpinCo Policy Pre-Separation Insurance Claim because it is no longer an “insured” under a SpinCo insurance policy, then SpinCo shall, to the extent permitted by applicable Law and the terms of such insurance policy, assert such claim in its own name and deliver the Insurance Proceeds to Honeywell.

(b) With respect to SpinCo Policy Pre-Separation Insurance Claims, whether or not known or reported on or prior to the Distribution Date, Honeywell shall, or shall cause the applicable member of the Honeywell Group to, report such claims arising from the Honeywell Business as soon as practicable to each of SpinCo and the applicable insurer(s), and Honeywell shall, or shall cause the applicable member of Honeywell Group to, individually, and not jointly, assume and be responsible (including, upon the request of SpinCo, by reimbursement to SpinCo for amounts paid or payable by it) for the reimbursement liability (including any deductible, coinsurance or retention payment) related to its portion of the liability, unless otherwise agreed in writing by SpinCo. Each of SpinCo and Honeywell shall, and shall cause each member of the SpinCo Group and Honeywell Group, respectively, to, cooperate and assist the applicable member of the Honeywell Group and the SpinCo Group, as applicable, with respect to such claims. The applicable member of the Honeywell Group shall provide to SpinCo any collateral (or a letter of credit in an amount equal to the value of such collateral) in respect of the reimbursement obligations as may reasonably be requested by the insurers and, upon the request of SpinCo, any other collateral required by the insurers in respect of insurance policies under which SpinCo Policy Pre-Separation

Insurance Claims may be recoverable based upon SpinCo’s reasonable estimate of the proportion of the requested collateral attributable to claims that may be made by the Honeywell Group. SpinCo agrees that SpinCo Policy Pre-Separation Insurance Claims of members of the Honeywell Group shall receive the same priority as SpinCo Policy Pre-Separation Insurance Claims of members of the SpinCo Group and be treated equitably in all respects, including in connection with deductibles, retentions and coinsurance.

Section 9.04 Insurance Proceeds. Any Insurance Proceeds received by the Honeywell Group for members of the SpinCo Group or by the SpinCo Group for members of the Honeywell Group shall be for the benefit, respectively, of the SpinCo Group and the Honeywell Group. Any Insurance Proceeds received for the benefit of both the Honeywell Group and the SpinCo Group shall be distributed pro rata based on the respective share of the underlying loss.

Section 9.05 Claims Not Reimbursed. Honeywell shall not be liable to SpinCo for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the Honeywell Group or any member of the SpinCo Group or any defect in such claim or its processing. In the event that insurable claims of both Honeywell and SpinCo (or the members of their respective Groups) exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense and shall not settle or compromise any such claim without the consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed subject to the terms and conditions of the applicable insurance policy). Nothing in this Section 9.05 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

Section 9.06 D&O Policies. On and after the Distribution Date, to the extent that any claims have been duly reported before the Distribution Date under the directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by members of the Honeywell Group, Honeywell shall not, and shall cause the members of the Honeywell Group not to, take any action that would limit the coverage of the individuals who acted as directors or officers of SpinCo (or members of the SpinCo Group) prior to the Distribution Date under any D&O Policies maintained by the members of the Honeywell Group. Honeywell shall, and shall cause the members of the Honeywell Group to, reasonably cooperate with the individuals who acted as directors or officers of SpinCo (or members of the SpinCo Group) prior to the Distribution Date in their pursuit of any coverage claims under such D&O Policies which could inure to the benefit of such individuals. Honeywell shall, and shall cause members of the Honeywell Group to, allow SpinCo and its agents and representatives, upon reasonable prior notice and during regular business hours, to examine the relevant D&O Policies maintained by Honeywell and members of the Honeywell Group pursuant to this Section 9.06. Honeywell shall provide, and shall cause other members of the Honeywell Group to provide, such cooperation as is reasonably requested by SpinCo in order for SpinCo to have in effect on and after the Distribution Date such new D&O Policies as SpinCo deems appropriate with respect to claims reported on or after the Distribution Date. Except as provided in this Section 9.06, the Honeywell Group may, at any time, without liability or obligation to the SpinCo Group, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any “occurrence-based” insurance policy or “claims-made-based” insurance policy (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications); provided, however, that Honeywell will notify SpinCo of any termination of any insurance policy.

Section 9.07 Insurance Cooperation. The Parties shall use reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Article IX.

ARTICLE X

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 10.01 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to Section 6.03, use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, Contract, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Spin-Off and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement, the Ancillary Agreements and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby.

(c) On or prior to the Distribution Date, Honeywell and SpinCo, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by SpinCo or any other Subsidiary of Honeywell, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d) Prior to the Distribution, if either Party identifies any commercial or other service that is needed to ensure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

Section 10.02 Non-Solicit.

(a) SpinCo agrees that, for a period of 18 months following the Distribution Date, it shall not, and shall cause its Subsidiaries and Affiliates not to, without the prior written consent of Honeywell, directly or indirectly, on its own behalf or in the service or on behalf of others, hire or attempt to hire, whether as an employee, consultant, independent contractor or otherwise, any (i) employee of the Honeywell Group employed in an executive managerial or functional capacity or a key technical or sales capacity (each of such roles, a “Key Role”) or (ii) former employee of the Honeywell Group employed in a Key Role who was on the payroll of the Honeywell Group within 3 months of the date of such hiring or attempted hiring by SpinCo or any SpinCo Subsidiary or Affiliate; provided that SpinCo and its Subsidiaries and Affiliates may hire any employee or former employee of the Honeywell Group, including any employee or former employee of the Honeywell Group employed in a Key Role, who responds to any general solicitation for employment by use of advertisements in the media that is not specifically directed at employees of Honeywell.

(b) Honeywell agrees that, for a period of 18 months following the Distribution Date, it shall not, and shall cause its Subsidiaries and Affiliates not to, without the prior written consent of SpinCo, directly or indirectly, on its own behalf or in the service or on behalf of others, hire or attempt to hire, whether as an employee, consultant, independent contractor or otherwise, any (i) employee of the SpinCo Group employed in a Key Role or (ii) former employee of the SpinCo Group employed in a Key Role who was on the payroll of the SpinCo Group within 3 months of the date of such hiring or attempted hiring by Honeywell or any Honeywell Subsidiary or Affiliate; provided that Honeywell and its Subsidiaries and Affiliates may hire any employee or former employee of the SpinCo Group, including any employee or former employee of the SpinCo Group employed in a Key Role, who responds to any general solicitation for employment by use of advertisements in the media that is not specifically directed at employees of SpinCo.

(c) If a final and non-appealable judicial determination is made that any provision of this Section 10.02 constitutes an unreasonable or otherwise unenforceable restriction with respect to any particular jurisdiction, the provisions of this Section 10.02 will not be rendered void but will be deemed to be modified solely with respect to the applicable jurisdiction to the minimum extent necessary to remain in force and effect for the greatest period and to the greatest extent that such court determines constitutes a reasonable restriction under the circumstances.

ARTICLE XI

TERMINATION

Section 11.01 Termination. This Agreement may be terminated by Honeywell at any time, in its sole discretion, prior to the Distribution.

Section 11.02 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any member of their Group or any of their respective directors or officers) shall have any Liability or further obligation to the other Party or any member of its Group under this Agreement, the Ancillary Agreements or the Ongoing Relationship Agreements.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b) This Agreement, the Ancillary Agreements, the Ongoing Relationship Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c) Honeywell represents on behalf of itself and each other member of the Honeywell Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement, each Ancillary Agreement and each Ongoing Relationship Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement, each Ancillary Agreement and each Ongoing Relationship Agreement to which it is a party has been (or, in the case of any Ancillary Agreement or Ongoing Relationship Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 12.02 Dispute Resolution. In the event that either Party, acting reasonably, forms the view that another Party has caused a material breach of the terms of this Agreement, then the Party that forms such a view shall serve written notice of the alleged breach on the other Parties and the Parties shall work together in good faith to resolve any such alleged breach within thirty (30) days of such notice (a “Dispute”). If any such alleged breach is not so resolved, then a senior executive of each Party shall, in good faith, attempt to resolve any such alleged breach within the following thirty (30) days of the referral of the matter to the senior executives. If no resolution is reached with respect to any such alleged breach in accordance with the procedures contained in this Section 12.02, then the Parties may seek to resolve such matter in accordance with Section 12.03, Section 12.04 and Section 12.06.

Section 12.03 Governing Law; Jurisdiction. Any disputes arising out of or relating to this Agreement, including, without limitation, to its execution, performance, or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of any state or federal court sitting in New York City in the State of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Affiliates, successors and assigns under or related to this Agreement or any of the transactions contemplated hereby, including, without limitation, to their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert and shall hereby waive any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Each Party agrees that a final judgment in any legal proceeding resolved in accordance with this Section 12.03, Section 12.04, Section 12.05 and Section 12.06 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 12.04 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING, WITHOUT LIMITATION, THEIR EXECUTION, PERFORMANCE OR ENFORCEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.

Section 12.05 Court-Ordered Interim Relief. In accordance with Section 12.04 and this Section 12.05, at any time after giving notice of a Dispute, each Party shall be entitled to interim measures of protection duly granted by a court of competent jurisdiction: (1) to preserve the status quo pending resolution of the Dispute; (2) to prevent the destruction or loss of documents and other information or things relating to the Dispute; or (3) to prevent the transfer, disposition or hiding of assets. Any such interim measure (or a request therefor to a court of competent jurisdiction) shall not be deemed incompatible with the provisions of Section 12.02, Section 12.03 and Section 12.04. Until such Dispute is resolved in accordance with Section 12.02 or final judgment is rendered in accordance with Section 12.03 and Section 12.04, each Party agrees that such Party shall continue to perform its obligations under this Agreement and that such obligations shall not be subject to any defense or set-off, counterclaim, recoupment or termination.

Section 12.06 Specific Performance. Subject to Section 12.02 and Section 12.05, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 12.07 Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, if any party to this Agreement (or any of its successors or permitted assigns) (a) shall enter into a consolidation or merger transaction in which such party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such party’s Assets, or (b) shall transfer all or substantially all of such party’s Assets to any Person, then, in each such case, the assigning party (or its successors or permitted assigns, as applicable) shall ensure that the assignee or successor-in-interest expressly assumes in writing all of the obligations of the assigning party under this Agreement, and the assigning party shall not be required to seek consent, however, shall provide written notice and evidence of such assignment, assumption or succession to the non-assigning Party. No assignment permitted by this Section 12.07 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 12.08 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Honeywell Indemnitee or SpinCo Indemnitee in his, her or its respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 12.09 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Honeywell, to:

Honeywell International Inc.

115 Tabor Road

Morris Plains, NJ 07950

Attn: Senior Vice President and General Counsel

Email: [            ]

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Craig B. Brod

                  Paul J. Shim

                  Kimberly R. Spoerri

Fax:          (212) 225-3999

Email:      cbrod@cgsh.com

                 pshim@cgsh.com

                 kspoerri@cgsh.com

If to SpinCo, to:

Resideo Technologies, Inc.

[            ]

Attn: [            ]

Email: [            ]

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Craig B. Brod

                  Paul J. Shim

                  Kimberly R. Spoerri

Fax:          (212) 225-3999

Email:      cbrod@cgsh.com

                 pshim@cgsh.com

                 kspoerri@cgsh.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given. Each Party agrees that nothing in this Agreement shall affect the other Parties’ right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

Section 12.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 12.11 Publicity. Each of Honeywell and SpinCo shall consult with the other, and shall, subject to the requirements of Section 8.09, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Spin-Off or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Information Statement, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 12.11 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission.

Section 12.12 Expenses. Except as otherwise expressly provided in this Agreement or in any Ancillary Agreement or Ongoing Relationship Agreement, (i) all third-party fees, costs and expenses incurred by either the Honeywell Group or the SpinCo Group in connection with the Spin-Off prior to or on the Distribution Date, whether payable prior to, on or following the Distribution Date (but excluding, for the avoidance of doubt, any financing fees or interest payable in respect of any indebtedness incurred pursuant to the Debt Incurrence), will be borne and paid by Honeywell and (ii) all third-party fees, costs and expenses incurred by either the Honeywell Group or the SpinCo Group in connection with the Spin-Off following the Distribution Date, whether payable prior to, on or following the Distribution Date, will be borne and paid by the Party incurring such fee, cost or expense.

Section 12.13 Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.14 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the Liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

Section 12.15 Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement, any Ancillary Agreement or any Ongoing Relationship Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 12.16 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

Section 12.17 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement or Ongoing Relationship Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement, the Ancillary Agreement or the Ongoing Relationship Agreement to which such Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 12.16 above). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. All references to “$” or dollar amounts are to lawful currency of the United States of America. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

HONEYWELL INTERNATIONAL INC.

By:
Name:
Title:

RESIDEO TECHNOLOGIES, INC.

By:
Name:
Title: